Exhibit 99.2

MRI INTERVENTIONS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	March 31, 2019	Pro Forma Adjustments		Pro Forma March 31, 2019
ASSETS
Current Assets:
Cash and cash equivalents	$2,491,670	$7,522,011	(1)	$10,013,681
Accounts receivable	1,266,797			1,266,797
Inventory, net	2,024,935			2,024,935
Operating lease rights of use, current portion	98,668			98,668
Prepaid expenses and other current assets	199,576			199,576
Total current assets	6,081,646	7,522,011		13,603,657

Property and equipment, net	498,783			498,783
Software license inventory	679,400			679,400
Operating lease rights of use	355,176			355,176
Other assets	10,639			10,639
Total assets	$7,625,644	$7,522,011		$15,147,655

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$502,986	$100,000	(2)	$602,986
Accrued compensation	667,768			667,768
Operating lease liabilities, current portion	104,127			104,127
Other accrued liabilities	319,654			319,654
Deferred revenue	679,485			679,485
Total current liabilities	2,274,020	100,000		2,374,020

Accrued interest	892,125			892,125
2014 junior secured notes payable, net	1,944,871			1,944,871
Operating lease liabilities	367,061			367,061
2010 junior secured notes payable, net	1,704,948			1,704,948
Total liabilities	7,183,025	100,000		7,283,025
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—
Common stock	110,672	24,265	(1)	134,937
Additional paid-in capital	108,752,502	7,397,746	(1)(2)	116,150,248
Accumulated deficit	(108,420,555)			(108,420,555)
Total stockholders’ equity	442,619	7,422,011		7,864,630
Total liabilities and stockholders’ equity	$7,625,644	$7,522,011		$15,147,655

(1) Reflects the receipt of proceeds of $7,522,011 in the Financing Transaction.

(2) Reflects the costs, estimated to be $100,000, to be incurred in connection with the Financing Transaction.